Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

BIOTE CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be paid	$8,372,561.84	$0.0001102	$922.66
Fees previously paid
Total Transaction Valuation			$8,372,561.84
Total Fees Due for Filing			$922.66
Total Fee Offsets			$2,077.61(3)
Net Fee Due			$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or filer name	Form of filing type	File number	Initial filing date	Filing Date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims		S-4	333-271782	May 9, 2023		$2,077.61(3)

Fee Offset Source	biote Corp.	S-4	333-271782		May 9, 2023		$2,077.61(3)

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Biote Corp. (the “Company”) is offering holders of a total of 13,504,132 aggregate Public Warrants and Private Warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), outstanding as of May 9, 2023 the opportunity to exchange such warrants and receive 0.23 shares of Class A common stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the Public Warrants as reported on the Nasdaq Stock Market LLC on May 5, 2023, which was $0.62 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.
(3)	The Company previously paid $2,077.61 upon the initial filing of its Registration Statement on Form S-4 on May 9, 2023 in connection with the transaction reported hereby.